Exhibit 10.43

VALUE ADDED RESELLER AGREEMENT

This Value Added Reseller Agreement (“Agreement”) is made effective as of this 19th day of June, 2003 (the “Effective Date”), by and between McKesson Information Solutions LLC, a Delaware limited liability company, having a principal place of business at 5995 Windward Parkway, Alpharetta, Georgia 30005 (“McKesson”), and Vital Images, Inc., a Minnesota corporation, having a principal place of business at 3300 Fernbrook Lane N., Suite 200, Plymouth, Minnesota 55447 (“Vital”).

RECITALS

A.                                   McKesson develops and licenses certain products and desires to increase sales of such products.

B.                                     Vital owns, distributes and supports certain software known and marketed as “Vitrea 2 3D workstation.”

C.                                     McKesson desires to acquire and Vital desires to grant to McKesson a license to use, market, sublicense, and distribute the Vital software together with McKesson software (the “Integrated Software) and services to McKesson’s customers and prospective customers for use in the management of medical images (the “Target Market”) under the terms and conditions of this Agreement.

NOW, THEREFORE, the parties agree as follows:

1.                                      DEFINITIONS

Except as otherwise stated herein, capitalized terms used in this Agreement will have the meanings set forth in Exhibit A hereto.

2.                                      SOFTWARE LICENSE

2.1                                 Software License Grant.  Subject to the terms and conditions of this Agreement, Vital hereby grants to McKesson a nonexclusive, nontransferable (except as provided in Sub-Section 7.10.3 - Assignment), license;

2.1.1                        Right to Use Vital Software.  to use the Vital Software (including all Generally Available future releases, bug fixes, enhancements, Documentation, the Interfaces and, all marketing / product information and materials used in the sales process including any standard boilerplate RFP responses) on any computer system operated by McKesson, for the purposes of interfacing and/or integrating the Vital Software with McKesson Software, testing, quality assurance, providing end user customer support, training of internal employees and Customers, and performing sales demonstrations to Customers;

2.1.2                        Right to Use Documentation.  to use and Incorporated all or any portion of the Documentation into documentation created by McKesson, provided that McKesson identifies such Documentation, or portions thereof as being proprietary to Vital, where applicable; and McKesson’s use of such Documentation or portions thereof shall not be in any manner likely to mislead or confuse Customers or contain any material inaccuracies;

2.1.3                        Right to Sublicense.  to market, sublicense, and distribute the Vital Software (including all Generally Available future releases, bug fixes, enhancements, Interfaces Documentation, and all marketing / product information and other materials used in the sales process) in the Territory to the Target Market, provided McKesson first obtains a written Sublicense Agreement (the license term of which may be perpetual) with the Customer.  The right to market, sublicense, and distribute the Vital Software to Customers includes the right to offer the Vital Software to McKesson Customers only as integrated with McKesson Software.  All Sublicense Agreements shall include language substantially similar to the terms set forth in Section 2.2.

2.1.4                        Right to Copy.  to copy the Vital Software only as reasonably necessary to exercise the license rights granted in Sub-Sections 2.1.1–2.1.3 above, including making a reasonable number of copies for testing, backup and archival purposes.

2.2.                              License Restrictions.  The following License Restrictions apply to the license granted to McKesson pursuant to this Agreement, and McKesson acknowledges and agrees that each Sublicense granted to McKesson Customers pursuant to a Sublicense Agreement shall include language substantially similar to the license restrictions below and such other protections for McKesson’s intellectual property as would be customary to include in license agreements for similar software.

2.2.1                        Copying and Modification.  McKesson will not modify or copy the Vital Software, in whole or in part, except as expressly authorized in this Agreement; and will not grant such rights to a Customer under a Sublicense Agreement.  McKesson shall not remove or alter any trademark, copyright notice or other proprietary notice incorporated in, marked on or affixed to any Vital Software or Documentation by Vital or its licensors, and shall duplicate each such trademark or notice on each copy of such Vital Software or Documentation; and McKesson will not grant any rights to remove any such notices or trademarks to a Customer under a Sublicense Agreement.  McKesson shall reference Vital’s copyrights in strategic locations in the Integrated version of the McKesson software, such as the “About” box  and any other locations as mutually agreed to by the parties, for the purpose of protecting Vital’s copyrights and other proprietary rights in the Vital Software.

2.3.2                        Reverse Engineering.  McKesson acknowledges and agrees that the Vital Software contains trade secrets of Vital and its licensors, and, in order to protect such trade secrets and other interests that Vital and its licensors may have in the Vital Software, as permitted by applicable law, McKesson shall not disassemble, decompile or reverse engineer the Vital Software nor permit any third party to do so including any Customer pursuant to a Sublicense Agreement.

2.3.3                        Facility Use Limitation.  McKesson acknowledges and agrees that it will not grant to Customers the right to use the Vital Software at any facility other than at a McKesson Customer Facility as defined and agreed to in each Sublicense Agreement, Section 1, except that McKesson may grant to Customer the right to use the Vital Software on a temporary basis at an alternate location if a Customer is unable to use the Vital Software at such Facility or facility of Service Provider due to equipment malfunction or any cause beyond Customer’s or its Service Provider’s reasonable control.

2.3.4                        Disposition Limitation.  McKesson acknowledges and agrees that it will not transfer, rent, loan, lease, sublicense or otherwise distribute the Vital Software  to any third party, except as otherwise expressly granted herein; and McKesson will not grant such rights to any Customer in a Sublicense Agreement.

2.3.5                        Services Limitation.  McKesson acknowledges that it will not grant the right to Customers in any Sublicense Agreement to use the Vital Software in any manner to provide service bureau, timesharing or other computer services to third parties.

2.4                                 Limited Rights.  McKesson acknowledges that its rights in the Vital Software will be limited to those expressly granted in this Section 2 and McKesson shall similarly limit any rights granted to a Customer pursuant to a Sublicense Agreement.  Vital reserves all Intellectual Property Rights and any other rights and licenses in and to the Vital Software not expressly granted to McKesson hereunder.

2.5                                 Software Testing by McKesson.  McKesson will have the right to test any Vital Software delivered by Vital hereunder (including the initial and subsequent New and Major New Releases) to ensure that when properly installed in accordance with McKesson’s written installation instructions, configured and implemented on a system that meets the minimum recommended system requirements set forth in the applicable Vital Documentation, it performs in all material respects in accordance with the applicable Documentation prior to offering such Vital Software for licensing to McKesson Customers.  The initial testing of the Vital Software may be performed by McKesson with assistance from Vital during pilots at Customer Facilities as the parties may agree (the “Pilots”).  In the event that McKesson identifies any problems with the Vital Software during the Pilots and any subsequent testing, McKesson shall provide Vital with a reasonably detailed written report that identifies any Defect.  In such event, Vital will use commercially reasonable efforts to correct such Defect or “bugs” to the extent necessary in order for the Vital Software to perform in all material respects in accordance with the applicable Documentation.

2.6                                 Vital Software Warranties.

2.6.1                        Performance.  Provided that the Vital Software has been properly installed in accordance with Vital’s written installation instructions, configured and implemented on a system that meets the minimum recommended system requirements set forth in the Documentation, Vital warrants that the Vital Software, and all subsequent modifications, Corrections, enhancements, and New Releases (including Major New Releases) of Vital Software, will perform in all material respects in accordance with the functional specifications set forth in the Documentation.

2.6.2                        Compliance.  The Vital Software will meet and comply with all applicable, Federal, state and local laws, statutes, and regulations.

2.6.3                        Obstructions.  Vital warrants that the Vital Software, as delivered to McKesson (or a McKesson Customer if sent directly from Vital to such Customer), does not contain any virus, worm, trap door, back door or other device that would interfere with or disrupt the use of the Vital Software in accordance with the Documentation, or that would corrupt or erase any data.

2.7                                 Comprehensive Support; Correction of Defects.

2.7.1                        Obligations to Provide Comprehensive Support.  Except as otherwise provided in Sub-Section 2.7.2 below, Vital shall provide to McKesson reasonable Software Support and Maintenance Services as defined in Exhibit F commencing on the Effective Date of this Agreement and, subject to Section 2.7.2. continuing  thereafter for the Term of this Agreement.  Regardless of whether such services are performed during the Initial Term, any Renewal Term or thereafter, Vital will be compensated for rendering Software Support and Maintenance Services in accordance with Sub-Section 6.2 and Exhibit C hereto.

2.7.2                        Correction of Defects; Comprehensive Support Period.  Vital agrees to provide Comprehensive Support for each New Release including Correction of Defects for a period of six (6) months following the General Availability of a Major New Release (“Comprehensive Support Period”).  Notwithstanding anything herein to the contrary, after the Comprehensive Support Period, Vital will be no longer obligated to provide Corrections for Defects prioritized as High, Medium or Low but will provide Corrections for Critical Defects and all other support obligations of Comprehensive Support.  Notwithstanding the above, Vital shall be obligated to support only the then-current Release of the Vital Software and the immediately prior Release.

2.7.3                        Vital’s Inability or Unwillingness to Correct Defects.  Upon notification in writing to Vital’s Hotline manager of a Defect, Vital shall evaluate the feasibility of providing a Correction within the pre-approved time frames depending on the priority level of such Defect (Critical, High, Medium, or Low) as defined in Exhibit A hereto.  Vital shall then commence to use the appropriate level of effort to provide such Correction within the corresponding time frame as defined in Exhibit A.  If Vital, in its sole discretion, determines that it is unwilling or unable to provide such Correction within the required timeframe; or if Vital commences to provide a Correction to such Defect, but McKesson, in its sole discretion, does not believe that such Correction can be, or has been, provided within a commercially reasonable time frame, then, McKesson shall notify Vital in writing.

2.8                                 Trademark Rights.

2.8.1                        Vital Trademarks.  Vital grants McKesson, a non-exclusive, non-transferable (except as set forth in Sub-Section 7.10.3) limited right to use and display Vital’s trademarks, to advertise and promote the Vital Software.  McKesson shall use such trademarks in accordance with the guidelines established by Vital (as amended from time to time), a current copy of which is attached to this agreement as Exhibit H.  McKesson shall not receive any ownership in or to Vital’s trademarks as a result of such use.  McKesson shall not use any of Vital’s trademarks, service marks, logos, or slogans in any manner likely to confuse, mislead, or deceive the public, or to be adverse to the best interests of Vital.

2.9                                 Source Code Rights.

2.9.1                        Escrow.  Vital agrees that it will deposit with its escrow agent the Source Code for the Vital Software and all future enhancements, bug fixes, corrections, New Releases and Major New Releases made Generally Available during the Term and that the same will be considered Deposit Materials under Vital’s current escrow agreement for purposes of this Agreement.  Such deposits shall be made within sixty (60) days of the date such Deposit Material is made Generally Available.  Within thirty (30) days following the execution of this Agreement, Vital shall enroll McKesson as a beneficiary of the escrow agreement.  McKesson shall be responsible for all costs incurred in connection with the naming of McKesson as a beneficiary under the escrow agreement.

2.9.2                        Release of Deposit Materials from Escrow Account.  In the event that a “Release Condition” has occurred pursuant to the escrow agreement, McKesson shall file for release of the Deposit Materials from the escrow agent pursuant to the procedures set forth in the escrow agreement.

2.9.3                        License to Deposit Materials.  If McKesson obtains the Deposit Materials in accordance with the escrow agreement then, subject to the terms and conditions of this Agreement, Vital hereby grants McKesson a nonexclusive, nontransferable (except as provided in Sub-Section 7.10.3 of this Agreement), perpetual license to use and modify the Source Code and Documentation for the sole purpose of correcting errors and bugs in the Vital Software in order for McKesson to continue to provide Software Maintenance Services to Customers under Sublicense Agreements and for no other purpose; provided that this license to the Source Code shall not limit the license granted to McKesson pursuant to Section 2.1 hereof.  Any such rights to correct errors and bugs will be limited to such individuals in McKesson’s organization to whom access is necessary to accomplish said permitted use of the Source Code, Documentation, and any other materials that comprise the Deposit Materials pursuant to this Sub-Section, and McKesson shall keep the Source Code and Documentation no less secure as the source code and documentation for McKesson’s Software.  In the event that McKesson makes any modifications to the Source Code in-accordance with its rights under this Agreement, Vital shall not be required to incorporate any such changes to the Generally Available Vital Software.

2.9.4                        Confidential Treatment.  Vital shall retain all right, title and interest in and to the Deposit Materials, and accordingly McKesson will treat the Deposit Materials as Vital’s Confidential Information under Sub-Section 7.3.  McKesson shall maintain a log of the individuals who have access to the Deposit Materials and where the Deposit Materials are located.  Upon reasonable advance written notice to McKesson, McKesson shall provide Vital with access to such log.

2.10                           Phased Integration.  McKesson and Vital agree to follow a phased integration plan, as outlined in Exhibit G, in the development of the Integrated Software.

3.                                      MARKETING ACTIVITIES.

3.1                                 Marketing Activities.

3.1.1                        Press Releases.  Subject to each party’s prior written approval, either party may issue a press release from time to time to publicize other significant events regarding joint business developments.

3.1.2                        Marketing Collateral.  Vital shall provide McKesson with a single electronic copy of any marketing and promotional materials that Vital uses in its own efforts to market the Vital Software outside the Target Market so that McKesson may modify these materials for the purpose of marketing its version of the Integrated Software in the Target Market.  Additionally, the parties will work together based on mutual agreement to develop articles or material regarding the Vital Software for McKesson marketing publications, and any other marketing publications released by McKesson from time to time during the term of this Agreement.  At McKesson’s sole discretion, McKesson shall include references to the Vital Software in presentations, and shall be responsible for the design and development of marketing collateral for the Vital Software when such software is integrated with McKesson Software.

3.1.3                        RFP Responses.  Vital shall provide assistance, as reasonably necessary and agreed upon, to support McKesson’s efforts to formulate “stock” responses to requests for proposals (“RFP’s”) from McKesson Customers in which such responses shall recommend the Vital Software as a McKesson recommended solution, or a component thereof.  Such cooperation to include, without limitation, providing McKesson with Vital’s standard RFP responses, and providing any other reasonable assistance as needed to ensure the accuracy of McKesson’s responses to questions regarding Vital Software, the development and maintenance of standard information to use in RFP responses, and clarifications of such responses.

3.1.4                        Representatives.  Each party shall assign a representative who shall serve as that party’s point-of-contact or facilitator between the parties on all matters arising under this Agreement.  The representatives shall meet on a mutually agreed upon basis to review and coordinate all activities under this Agreement, including development, support, marketing, and sales, and to amicably resolve any disputes which may arise under this Agreement.

3.1.5                        Trade Show Attendance.  Vital shall participate with McKesson as mutually agreed at vendor fairs and healthcare informatics industry trade shows, seminars and selected user group events.

4.                                      MCKESSON RESPONSIBILITIES.

4.1                                 Marketing.  McKesson shall use commercially reasonable efforts to activety market the Vital Software.

4.2                                 Installation, Training, and Software Maintenance Services.  Unless otherwise agreed to by the parties, the intent is for McKesson to provide services directly to Customers for Installation of the Integrated Software at the Customer’s site, training of Customer personnel, and Software Maintenance Services.  McKesson has the option of requesting installation support from Vital for any of the customer installations, provided that McKesson gives reasonable advance notice to Vital of its intention to use Vital support for an installation.  Vital shall provide such support on a best effort basis under rates specified in Exhibit C.

4.3                                 Deployment of New Releases.  McKesson shall use reasonable efforts to evaluate New Releases of the Vital Software for the purpose of integrating, sublicensing and distributing such New Releases to McKesson Customers that have purchased Software Maintenance Services from McKesson for the Integrated Software, or to future Customers.  While it is the parties’ desire that McKesson certify such New Releases as ready for resale and/or distribution to McKesson Customers, they acknowledge that the integration of McKesson Software with Vital Software (and not sublicensed as a stand-alone product), is a complex process and that such changes may require substantial development efforts on behalf of McKesson, third parties and McKesson Customers, and that whether the New Releases are incorporated into or integrated with any McKesson Software and offered for resale / sublicense to McKesson Customers is in the sole discretion of McKesson.

4.4                                 Enforcement of Sublicense Agreements.  Pursuant to Sub-Section 2.1.3, McKesson shall obtain a written Sublicense Agreement (the license term of which may be perpetual) with the Customer prior to distribution of the Vital Software to any Customer.  The Sublicense Agreement shall be as protective of Vital’s rights and intellectual property as McKesson’s rights and intellectual property.  In the event McKesson becomes aware of a breach of a Sublicense Agreement by a McKesson Customer which affects Vital’s rights, It shall use commercially reasonable efforts to enforce the terms of the Sublicense Agreement, using no less efforts that Vital would use to protect its own rights under similar circumstances.

4.5                                 Reporting.  McKesson shall furnish Vital with the following reports.

4.5.1                        Royalty Reports.  McKesson shall provide Vital with quarterly reports setting forth (i) the names and addresses of Customers to whom the Vital Software has been sublicensed and shipped in the prior calendar quarter, (ii) the McKesson list price for the Vital Software, (iii) the license fee actually charged to each Customer by McKesson (or its Affiliates or Distributors) pursuant to a Sublicense Agreement, and (iv) any other pertinent information agreed to by the parties for the purpose of documenting the basis for payment of Royalties and Fees for Software Maintenance Services by McKesson to Vital as set forth in Section 6 of this Agreement, and Exhibit C attached hereto and incorporated herein by reference (“Royalty Reports”).  Such Royalty Reports shall be supplied to Vital within thirty (30) days following the last day of the calendar quarter for such calendar quarter (e.g. the report for the calendar quarter beginning January 1 and ending March 31 shall be due on or before April 30).

4.5.2                        Estimate of Total Revenue from Customers.  Within ten (10) business days following the end of each calendar quarter, McKesson shall provide Vital with an estimate of the total revenue generated by sales to Customers for such prior calendar quarter of the Vital Software.

4.5.3                        Reporting of Problems with Vital Software.  McKesson shall promptly inform Vital of any problems with the Vital Software that have come to its attention, and shall assist Vital in remedying any such problems as required to ensure Customer satisfaction.

4.5.4                        Cost of 3rd Party Software Licenses.  Vital Software license fee does not include any 3rd party software licenses.  If McKesson does not license such 3rd party software from other sources, then such 3rd party software licenses required by the Vital Software, that is utilized by McKesson, will be acquired through Vital.  The same discount specified in Exhibit C for Vital Software will be applied to the markup of such 3rd party software licenses.

5.                                      VITAL RESPONSIBILITIES.

During the term of this Agreement, Vital shall provide the following support and resources to McKesson:

5.1                                 Delivery of Vital Software.  Vital shall deliver to McKesson the Vital Software both for its internal use solely in connection with the obligations of McKesson set forth in Section 2.1, and for marketing, sublicensing, and distribution of such Vital Software to Customers.  The specific procedures for the initial delivery of the Vital Software, delivery of subsequent New Releases, upgrades, Enhancements and Documentation, and the delivery of the Vital Software to Customers are set forth in Exhibit D attached hereto and incorporated herein by reference.

5.2                                 Marketing.  Vital shall provide McKesson with all such assistance in marketing of the Vital Software as set forth in Section 3 of this Agreement.

5.3                                 Assistance to McKesson.  Following execution of this Agreement, Vital shall provide McKesson with the training, integration work, testing and Pilot of the Vital Software, and all other related activities as may be mutually agreed upon by the parties.

5.4                                 Documentation.  Vital will supply McKesson, at no charge, with an electronic copy of the Documentation for the Vital Software to be used and distributed by McKesson Customers, and McKesson may reproduce such Documentation at no additional charge as necessary to provide such Documentation to Customers.

5.5                                 Technical Support and Software Maintenance Services.  Vital shall provide McKesson with Technical Support and Software Maintenance Services as defined in Exhibit F attached hereto and incorporated herein by reference, and as more fully set forth in Sub-Section 2.7.

5.6                                 Pre-releases.  Upon McKesson’s reasonable request, Vital shall provide newly developed or beta versions (“Pre-releases”) of Vital Software for review, evaluation, training and planning purposes.  Vital shall make Pre-releases available to McKesson as soon as possible, and in no event later than when Vital makes the same available to other value-added resellers of the Vital Software.  Notwithstanding anything herein to the contrary, the license granted to McKesson with respect to any Pre-release shall be a limited non-exclusive, non-transferable right and license to use the object code version of the Pre-release for McKesson’s internal purposes solely in connection with evaluating the Pre-release.  In no event will McKesson seek to obtain source code relating to the Pre-release or attempt to copy, alter, modify, reverse engineer, disassemble or decompile any Pre-release.  All information concerning the Pre-release including, without limitation, its functionality and any errors, defects or malfunctions, shall be considered Confidential Information of Vital.  In the event of any such revocation or termination, McKesson shall promptly return to Vital all copies of the Pre-release in its possession or control.  Once a Pre-release becomes Generally Available Vital Software, the license granted pursuant to this Sub-Section no longer applies.  ANY PRE-RELEASE SOFTWARE IS PROVIDED TO MCKESSON “AS IS” AND VITAL MAKES NO WARRANTIES AND SPECIFICALLY DISCLAIMS ALL IMPLIED WARRANTIES REGARDING THE PRE-RELEASE SOFTWARE.

5.7                                 Participation in Development.  McKesson and Vital Product management groups shall meet on a agreed-upon basis for the purposes of gathering input for the future direction and ongoing development of Vital Software and to product rollout schedules, release schedules, and contemplated new releases and enhancements.

6.                                      FEES; PAYMENT TERMS.

6.1                                 Royalties to Vital for Sales of Vital Software to Customers.  McKesson shall pay to Vital royalties for the sublicense of each copy of Vital Software sublicensed to a Customer pursuant to a Sublicense Agreement (the “Royalties”).  The Royalties, and associated payment terms, are more specifically defined in Exhibit C attached hereto and incorporated herein by reference.

6.2                                 Fees for Software Maintenance Services.  McKesson shall pay to Vital a fee for Software Maintenance Services for each copy of the Vital Software sublicensed to a Customer pursuant to a Sublicense Agreement (“Fees for Maintenance Services”).  The Fees for Maintenance Services, and associated payment terms, are more specifically defined in Exhibit C attached hereto and incorporated herein by reference.

6.3                                 Customer Fees.  McKesson shall determine the fees to be charged to McKesson Customers for the Vital Software, including fees for the software license, implementation, maintenance and support services, training, and any other fees for services mutually agreed upon by McKesson and Customer(s) in a Sublicense Agreement.  McKesson agrees that when Vital Software is licensed to a Customer simultaneously with McKesson’s software as set forth on a Sublicense Agreement; then, McKesson shall not discount the Vital Software any more than the discount offered to a Customer for the McKesson software licensed to Customer under the same agreement.  McKesson shall notify Vital of its intended list price of Vital Software and any price change thereafter.

7.                                       GENERAL TERMS

7.1                                 Payment.

7.1.1                        Payment Terms.  The payment terms for the Royalties and Fees for Maintenance Services payable to Vital are set forth in Exhibit C attached hereto and incorporated herein by reference.

7.1.2                        Taxes.  All amounts payable under this Agreement are exclusive of all sales, use, value-added, withholding, and other taxes and duties.  McKesson will promptly pay all taxes and duties assessed in connection with any such amounts except for taxes payable on Vital’s net income.

7.1.3                        Audit Rights.  During the term of this Agreement and for a period of three (3) years following any termination or expiration of this Agreement, the parties shall each keep complete and accurate records of transactions involving the Vital Software and use of such Vital Software by Customers, and provision of services, including development of all deliverables pursuant to this Agreement, by each party.  During such time, McKesson shall permit an independent third party auditor appointed by Vital and reasonably acceptable to McKesson to examine and audit such specific records during reasonable business hours upon fifteen (15) days prior written notice with respect to the audited party’s compliance with the terms of this Agreement.  If such an audit uncovers a deficiency in payment to the auditing party of greater than five percent (5%) in reporting or payments for the audited period, the audited party shall bear the actual and direct audit expenses and immediately pay such deficient amount; otherwise the auditing party shall bear the costs of such audit.  Such audit rights and obligations set forth in this Sub-Section 7.1.3 extend to such Affiliate(s) or Distributor(s) that has sublicensed the Vital Software to a Customer pursuant to the terms of this Agreement.

7.2                                 Proprietary Rights.  Except for license rights expressly granted by Vital under this Agreement, each party will retain all rights, title and interests in and to its Intellectual Property Rights.

7.3                                 Confidentiality.

7.3.1                        Obligations of the Parties.  McKesson and Vital acknowledge that in the course of testing, installing, utilizing and maintaining the Vital Software, each party will become familiar with certain non-public proprietary or trade secret information of the other party concerning the other’s business affairs and financial data (including the terms and conditions of this Agreement), property, methods of operation, processing system or other information (collectively, “Confidential Information”).  Each party may use and disclose Confidential Information (a) only as permitted under this Agreement (b) only to the extent required to fulfill that party’s obligation under this Agreement (c) only to the extent required for the proper management and administration of each respective party and (d) only in accordance with applicable law.  McKesson and Vital hereby agree to maintain

Confidential information in its possession using at least the degree of care and security as each use to maintain the confidentiality of its own Confidential Information, but in no event shall the parties use less than commercially reasonable efforts to protect such Confidential Information.  Upon becoming aware of any use or disclosure of Confidential Information not provided in this Agreement, a party shall promptly report such use or disclosure to the other party and a party will promptly notify the other party of the Institution of any proceedings to obtain such Confidential Information.  The provisions of this Sub-Section 7.3 shall survive termination or expiration of this Agreement.

7.3.2                        Remedies.  A breach of the provisions of this Sub-Section shall be considered a material breach of this Agreement.  McKesson and Vital acknowledge that their disclosure of any of the other party’s Confidential information not in accordance with this Agreement without the other’s prior written consent may give rise to continuing irreparable injury to the non-disclosing party, that, therefore will be inadequately compensable in damages at law.  Accordingly, the non-disclosing party shall be entitled to seek injunctive relief against the breach or threatened breach by the disclosing party of any of the foregoing undertakings, in addition to any other legal remedies which may be available, and the disclosing party hereby consents to the obtaining of such injunctive relief.

7.3.3                        Exceptions.  Information shall not be considered Confidential Information under this Section that: (i) is publicly known prior to or after disclosure hereunder other than through acts or omissions attributable to the recipient or its employees or representatives in violation hereof; (ii) as demonstrated by prior written records, is already known to the recipient at the time of disclosure hereunder; (iii) is disclosed in good faith to the recipient by a third party having a lawful right to do so; or (iv) is the subject of written consent of the party which supplied such information authorizing disclosure.

7.4                                 General Warranties and Disclaimers.

7.4.1                        Corporate Authority.  Each party warrants that it is a duly organized and validly existing corporation and has complete and unrestricted corporate power and authority to enter into this Agreement.

7.4.2                        Disclaimer.  THE WARRANTIES EXPRESSLY PROVIDED IN THIS AGREEMENT ARE IN LIEU OF ALL OTHER WARRANTIES, EXPRESS AND IMPLIED, INCLUDING BUT NOT LIMITED TO, ANY IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, WHICH WARRANTIES ARE HEREBY SPECIFICALLY DISCLAIMED.

7.5                                 Intellectual Property Infringement.

7.5.1                                                Infringement Indemnity by Vital.  Vital will defend or settle at Vital’s own expense, any action or other proceeding brought against McKesson or a McKesson Customer to the extent that it is based on a claim that the use of the Vital Software delivered under this Agreement infringes any copyright or that the Vital Software incorporates any misappropriated trade secrets.

7.5.1.1                                       Conditions.  Vital will have no obligation under this Sub-Section 7.5 as to any action, proceeding, or claim unless: (i) Vital is notified of the action, proceeding, or claim promptly and in any event within ten (10) business days (excluding national holidays); (ii) Vital has sole control of the defense and settlement of the action, proceeding, or claim; and (iii) McKesson provides Vital with reasonable assistance, at Vital’s expense (excluding McKesson’s personnel expense) in connection with the defense and settlement of the action, proceeding, or claim.

7.5.1.2                                       Exclusions.  Vital will have no obligations under this Sub-Section 7.5 with respect to infringement or misappropriation claims arising from: (i) modifications to Vital Software that were not performed by Vital or authorized by Vital in writing; or (ii) the use or integration of the Vital Software delivered under this Agreement in combination with products, software or other technologies not provided by Vital, if the claim would not have arisen but for the particular combination.

7.5.1.3                                       Injunctions.  If McKesson’s and/or any Customers’ use of the Vital Software is, or in McKesson’s opinion is likely to be, enjoined due to a claim of infringement or misappropriation as specified in Section 7.5.1, then Vital may, at its sole option and expense: (i) obtain for McKesson and McKesson Customers the right to continue using such Vital Software under this Agreement and any Sublicense Agreement; (ii) replace or modify such Vital Software to avoid such a claim, provided that the replaced or modified Vital Software is substantially equivalent in function to the affected Vital Software; or (iii) if options (i) and (ii) above are not practical in McKesson’s reasonable opinion, then Vital may take possession of the affected Vital Software and terminate McKesson’s rights and McKesson’s obligations under this Agreement in respect of such Vital Software, and upon any such termination Vital will refund to McKesson a portion of the Royalties paid for that Vital Software based upon five (5) year straight-line depreciation, with depreciation deemed to have commenced on the corresponding date of delivery to McKesson and/or the specific Customer(s).

7.5.1.4                                       Exclusive Remedy.  THE FOREGOING ARE VITAL’S SOLE AND EXCLUSIVE OBLIGATIONS, AND MCKESSON’S SOLE AND EXCLUSIVE REMEDIES, WITH RESPECT TO INFRINGEMENT OR MISAPPROPRIATION OF INTELLECTUAL PROPERTY RIGHTS.

7.5.2                                                Infringement Indemnity by McKesson.  McKesson will defend or settle at McKesson’s own expense, any action or other proceeding brought against Vital to the extent that it is based on a claim that the use or integration of the McKesson Software with the Vital Software and use of the Integrated Software infringes any copyright or that the Integrated Software incorporates any misappropriated trade secrets.

7.5.2.1                                       Conditions.  McKesson will have no obligation under this Sub-Section 7.5 as to any action, proceeding, or claim unless: (i) McKesson is notified of the action, proceeding, or claim promptly and in any event within ten (10) business days (excluding national holidays); (ii)McKesson has sole control of the defense and settlement of the action, proceeding, or claim; and (iii) Vital provides McKesson with reasonable assistance, at McKesson’s expense (excluding Vital’s personnel expense) in connection with the defense and settlement of the action, proceeding, or claim.

7.5.2.2                                       Exclusions.  McKesson will have no obligations under this Sub-Section 7.5 with respect to infringement or misappropriation claims arising from: (i) modifications to McKesson Software that were not performed by McKesson or authorized by McKesson in writing; or (ii) the use or integration of the McKesson Software delivered under this Agreement in combination with products, software or other technologies not provided by McKesson, if the claim would not have arisen but for the particular combination.

7.5.2.3                                       Exclusive Remedy.  THE FOREGOING ARE MCKESSON’S SOLE AND EXCLUSIVE OBLIGATIONS, AND VITAL’S SOLE AND EXCLUSIVE REMEDIES, WITH RESPECT TO INFRINGEMENT OR MISAPPROPRIATION OF INTELLECTUAL PROPERTY RIGHTS.

7.6                                 Limitations of Liability.

7.6.1                        Total Damages.  EXCEPT FOR ANY LIABILITY UNDER SUB-SECTION 7.5 (INTELLECTUAL PROPERTY INFRINGEMENT) AND SUB-SECTION 7.3 (CONFIDENTIALITY), VITAL’S TOTAL LIABILITY UNDER THIS AGREEMENT WITH RESPECT TO THE VITAL SOFTWARE OR ANY SERVICES DELIVERED WILL BE LIMITED TO THE TOTAL ROYALTIES, FEES FOR MAINTENANCE SERVICES, AND ANY OTHER FEES PAID BY MCKESSON TO VITAL UNDER THIS AGREEMENT.

7.6.2                        Exclusion of Damages.  EXCEPT FOR ANY LIABILITY UNDER SUB-SECTION 7.5 (INTELLECTUAL PROPERTY INFRINGEMENT) AND SUB-SECTION 7.3 (CONFIDENTIALITY), IN NO EVENT WILL EITHER PARTY BE LIABLE TO THE OTHER UNDER, IN CONNECTION WITH, OR RELATED TO THIS AGREEMENT FOR ANY SPECIAL, INCIDENTAL, PUNITIVE, EXEMPLARY, INDIRECT OR CONSEQUENTIAL DAMAGES, WHETHER BASED ON BREACH OF CONTRACT, WARRANTY, TORT, PRODUCT LIABILITY, OR OTHERWISE, AND WHETHER OR NOT THE OTHER PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGE.

7.6.3                        Material Consideration.  THE PARTIES ACKNOWLEDGE AND AGREE THAT THE FOREGOING LIMITATIONS OF LIABILITY ARE A CONDITION AND MATERIAL CONSIDERATION FOR THEIR ENTRY INTO THIS AGREEMENT.

7.6.4                        Limitation of McKesson’s Obligations.  McKesson reserves the right to withhold service or otherwise cease performance of its development, marketing, maintenance and support obligations hereunder with respect to any McKesson Customer which is found by McKesson to be in default or breach of any agreement with McKesson with respect to the Vital Software.  Upon such cessation of services, McKesson shall be relieved of its performance obligations contained in this Agreement with respect to such McKesson Customer, and shall not be found to be in breach of this Agreement by Vital.

7.7                                 Term and Termination.

7.7.1                        Term.  This Agreement will commence on the Effective Date and will continue in full force and effect for three (3) years (“Initial Term”), unless earlier terminated as provided for below in Sub-Section 7.7.2.  Thereafter, this Agreement will automatically renew for successive one (1) year terms (“Renewal Terms”).  Either party may terminate this Agreement without cause at the end of the Initial Term or any Renewal Term by providing at least six (6) months advance written notice to the other party of its intent not to renew.  In the event that either party is acquired by or falls under the controlling interest of a 3rd party, which shall mean ownership or rights to vote 40% or more of the voting shares, then this agreement may be terminated without cause by providing at least six (6) months advance written notice to the other party, as long as the notice is given within six (6) months of such event.

7.7.2                        Termination of Agreement.  A party may terminate this Agreement in its entirety immediately upon notice to the other party if the other party:  (a) materially breaches this Agreement and fails to remedy, or fails to commence reasonable efforts to remedy, that breach within sixty (60) days after receiving notice of the breach from the terminating party requiring it to do so; (b) infringes the Intellectual Property Rights and fails to remedy, or fails to commence reasonable efforts to remedy, that breach within thirty (30) days after receiving notice of the breach from the terminating party requiring it to do so; (c) materially breaches this Agreement in a manner that cannot be remedied; or (d) commences dissolution proceedings or ceases to operate in the ordinary course of business.  Termination of this Agreement does not automatically terminate the license rights granted to Customers for the Vital Software (which may be perpetual) pursuant to Sublicense Agreements.  A Customer’s license rights may only be terminated if terminated in accordance with the applicable terms and conditions of the specific Sublicense Agreement in effect for the license of such Vital Software to Customer by McKesson.  In the event that McKesson commences dissolution proceedings or ceases to operate in the ordinary course of business and therefore can no longer provide Software Maintenance Services of the Vital Software to Customers pursuant to the Sublicense Agreements then in effect, Vital shall have the option to assume the obligations to provide the Software Maintenance Services provided that Vital is not in bankruptcy or otherwise unable to fulfill such Maintenance Services obligations to Customers.

7.7.3                        Survival of Provisions.  The following provisions of this Agreement will survive termination or expiration of this Agreement in perpetuity:  Sub-Section 7.3 (Confidentiality), Sub-Section 7.4.2 (Disclaimer), Sub-Section 7.5 (Intellectual Property Infringement), Sub-Section 7.6 (Limitations of Liability), Sub-Section 7.7.4 (Orderly Transition), Sub-Section 7.7.5 (Return of Software), Sub-Section 7.8 (Books and Records), Sub-Section 7.9 (Dispute Resolution) and Sub-Section 7.10 (General Provisions).

7.7.4                        Orderly Transition.  Except for termination of this Agreement as a result of McKesson’s material breach or infringement of Vital’s Intellectual Property Rights, for a period of one (1) year after the effective date of termination or expiration of this Agreement (i) each license granted by Vital to McKesson to use the Software under this Agreement will continue; and (ii) Vital will cooperate with McKesson in a timely manner to assist McKesson to achieve an orderly transition (the “Transition Period”).  Notwithstanding anything to the contrary and regardless of whether such services are provided during the Initial Term, any Renewal Term, or thereafter, Vital has the right to be compensated for such services as set forth in Exhibit C, Section III.

7.7.5                        Return of Software.  At the end of the Transition Period pursuant to Sub-Section 7.7.4, or the effective date of termination or expiration of this Agreement If no such transition period applies, McKesson will promptly cease using and return to Vital or (at Vital’s request) destroy and erase all copies of the Vital Software in its possession or control, and certify in writing to Vital that it has done so.

7.8                                 Books and Records.  McKesson and Vital agree to make available upon the written request of the Secretary of Health and Human Services or the Comptroller General, or their representatives, this Agreement and such books, documents and records as may be necessary to verify the nature and extent of the costs of the services rendered hereunder to the full extent required by the Health Care Financing Administration implementing Section 952 of the Omnibus Reconciliation Act of 1980, codified at 42 U.S.C. Section 1395x(v)(1)(I), or by any other applicable federal or state authority.

7.9                                 Dispute Resolution.  Any claim arising out of or relating to this Agreement or its subject matter or any right or obligation created by this Agreement, irrespective of the legal theory or claims underlying such dispute (including tort or statutory claims) (“Dispute”) shall be resolved in accordance with this Sub-Section 7.9.  The party asserting the Dispute will give prompt notice to the other party describing the Dispute in reasonable detail (“Dispute Notice”).  Each party agrees not to commence court proceedings against the other party relating to a Dispute, except that the provisions of this Section will not prevent a party from commencing court proceedings seeking injunctive relief for Disputes related to Intellectual Property Rights or Confidential Information.  Promptly after receipt of the Dispute Notice, the parties will negotiate in good faith to resolve the Dispute.  If the Dispute has not been resolved within forty (40) days after receipt of the Dispute Notice, then either party, by notice to the other party, may refer the Dispute for exclusive, binding and final resolution by arbitration conducted by the American Arbitration Association in accordance with its Commercial Arbitration Rules and the United States Arbitration Act.  The arbitration will be conducted by a single arbitrator, with at least five (5) years experience in arbitrating technology-related legal disputes, selected jointly by the parties, or selected by the American Arbitration Association if the parties fall to agree on an arbitrator within a reasonable period.  There will be no discovery of documents under the arbitration procedure.  A party may enter judgment on the award rendered by the arbitrators in any court having jurisdiction.

7.10                           General Provisions.

7.10.1                  Governing Law.  This Agreement will be governed by and construed in accordance with the laws of the State of Minnesota, exclusive of its rules governing choice of law and conflict of laws.  Any action of any kind arising out of or in any way connected with this Agreement must be commenced within one (1) year of the date upon which the cause of action accrued.

7.10.2                  Export Assurance.  Each party shall comply with the U.S. Foreign Corrupt Practices Act and all export laws and restrictions and regulations of the United States and any country in the Territory in which such party has the right to market, sublicense and distribute the McKesson Software pursuant to this Agreement.  Vital hereby acknowledges and agrees that it will first obtain any export license or approval required by the United States Department of Commerce pursuant to Section 370 of the Export Administrative Regulation prior to exporting the McKesson Software.

7.10.3                  Assignment.  This Agreement will bind and inure to the benefit of each party’s permitted successors and assigns.  Neither party shall assign this Agreement without the express written consent of the other; provided, that either party may, upon giving ten (10) days prior written notice to the other, assign this Agreement to any (i) wholly owned subsidiary or (ii) entity resulting from the sale, combination or transfer of all or substantially all of the assets or capital stock of such, or from any other corporate form of reorganization by or of such party; provided further, that the assigning party shall remain liable for assignee’s performance hereunder.  Notwithstanding the foregoing, if any assignment otherwise permitted under the immediately preceding sentence by giving prior written notice is, directly or indirectly, to a person or entity that the non-assigning party reasonably deems to be its competitor, the non-assigning party may terminate this Agreement upon ninety (90) days advance written notice.

7.10.4                  Severability.  If all or part of a provision of this Agreement is found illegal or unenforceable, it will be enforced to the maximum extent permissible, and the legality and enforceability of the remainder of that provision and all other provisions of this Agreement will not be affected.

7.10.5                  Notices.  All notices directed to the parties’ legal rights and remedies under this Agreement will be provided in writing and will reference this Agreement.  Such notices will be deemed given if sent by: (i) facsimile, when complete transmission to the recipient is confirmed by the sender’s facsimile machine; (ii) postage prepaid registered or certified U.S. Post mail, then five (5) working days after sending; or (iii) commercial courier, then at the time of receipt confirmed by the recipient to the courier on delivery.  All notices to a party will be sent to its address set forth below, or to such other address as may be designated by that party by notice to the sending party in accordance with this Section:

To Vital:	To McKesson:

Vital Images, Inc.	McKesson Medical Imaging Company.
3300 Fernbrook Lane, N.	#130-10711 Camble Road
Suite 200,	Richmond, BC, Canada V6X 3G5
Plymouth, MN 55447	Attn: General Manager
Attn: Chief Financial Officer	FAX: (604) 279-5468
FAX: (763) 852-4130

With a copy to:

McKesson Information Solutions LLC.
5995 Windward Parkway
Alpharetta, GA 30005
Attn: General Counsel
FAX: (404) 338-5138

7.10.6                  Waiver.  Any failure of a party to exercise or enforce any of its rights under this Agreement will not act as a waiver of such rights.

7.10.7                  Force Majeure.  Neither party will be liable to the other party for any failure or delay in performance caused by matters beyond the first party’s reasonable control, and such failure or delay will not constitute a material breach of this Agreement.

7.10.8                  Amendment.  This Agreement may be modified, or any rights under it waived, only by a written document executed by both parties.

7.10.9                  Publicity.  The parties may publicly announce that they have entered into this Agreement and describe their relationship in general terms.  Neither party will make any other public announcement or press release regarding this Agreement or any activities performed under this Agreement without the prior written consent of the other party.

7.10.10            Counterparts.  The parties may execute this Agreement in one or more counterparts, each of which will be an original, and which together will constitute one instrument.

7.10.11            Relationship of Parties.  Each party enters into and performs this Agreement as an independent contractor of the other party.  This Agreement will not be construed as constituting a relationship of employment, agency, partnership, joint venture or any other form of legal association, except as expressly set forth in this Agreement.  Each party will have no power, and will not represent that it has any power, to bind the other party or to assume or to create any obligation or responsibility on behalf of the other party or in the other party’s name.

7.10.12            Construction of Agreement.  This Agreement has been negotiated by the parties and its provisions will not be presumptively construed for or against either party.  The headings and Section titles in this Agreement are used for convenience only, and will not affect the construction or interpretation of this Agreement.

7.10.13            Entire Agreement.  This Agreement, including exhibits, attachments, written terms incorporated by reference, is the complete and exclusive agreement between the parties with respect to the subject matter hereof, superseding and replacing any and all prior agreements, communications, and understandings (both written and oral) regarding such subject matter.

Each party executes this Agreement by its duly authorized representative.

VITAL IMAGES, INC.		MCKESSON INFORMATION SOLUTIONS LLC

By:	/s/ Jay D. Miller	By:	/s/ Greg Peet

Name:	Jay D. Miller	Name:	Greg Peet

Title:	President & CEO	Title:	VP & GM

Date:	6/19/03	Date:	6/20/03

EXHIBIT A

TO THE
VALUE ADDED RESELLER AGREEMENT

DEFINITIONS

“Vital Software” means the software products, in object code form only, proprietary to Vital or for which Vital has the right to distribute and which comprise the software set forth on Exhibit B, including any related Documentation, Corrections, enhancements, Interfaces and New Releases (and Major New Releases) thereto that Vital makes available to McKesson hereunder, including all authorized copies of the foregoing.

“Confidential Information” has the meaning set forth in Sub-Section 7.3.

“Correction(s)” means a modification, revision or supplement to the Vital Software that makes such software perform functions it was designed to perform or corrects Defects or “bugs”.

“Critical” priority Defect means that a Defect in the Vital Software directly affects a Customer’s delivery of patient care or significantly and materially affects the financial operations of such Customers and no acceptable means of “working around” the Defect exists.  Vital shall use its best efforts to provide an immediate Correction, and shall be included in a “patch” to the Vital Software.

“Customer(s)” or “McKesson Customer(s)” means the (i) current self-insured employer customers of McKesson that have licensed Vital Software or purchased from McKesson services or hardware, and (ii) prospective customers to whom McKesson is marketing or with whom McKesson is negotiating for the license of Vital Software or the sale of hardware or McKesson services.  Any Customer that desires to acquire the Vital Software from McKesson shall do so by executing a Sublicense Agreement with McKesson pursuant to the terms of this Agreement.

“Defect” of the Vital Software occurs when those product functions and features contained within the generally available Vital Software and the Documentation do not perform in a material respect with the Documentation and the Functional Requirements set forth in Exhibit B, attached hereto and incorporated herein by reference and such failure to perform is replicated for Vital by McKesson or is otherwise replicated by Vital.

“Dispute” has the meaning set forth in Sub-Section 7.9.

“Dispute Notice” has the meaning set forth in Sub-Section 7.9.

“Documentation” means corresponding user guides, operating manuals, on-line help, and specifications for the Vital Software (including any Corrections, enhancements, Interfaces, New Releases, and Major New Releases); provided that Documentation shall not include any training materials.

“Enhancement(s)” means modifications, revisions, additions or supplements to the Vital Software which enables such software to provide or perform services or functions it could not previously perform or materially improves the manner in which the Vital Software performs existing functions.

“Facility” or “Facilities” means the facility or facilities operated by a Customer that are identified by location and capacity in a Sublicense Agreement.

“Generally Available” means software that is available as a non-development product licensed by Vital or McKesson in the general commercial marketplace, and does not include any Customer-specific software customizations of the Vital Software.

“High” priority Defect means that a Defect in the Vital Software affects a Customer’s operations and no acceptable means of “working around” the problem exists.  These items are important due to the frequency of usage, or data integrity, but do not have critical implications.  The Correction of these High priority Defects shall be included in the next release of the Vital Software.

“Implementation Services” means the implementation services specified in a Sublicense Agreement, which may include software loading, data conversion, software interface table and master file audits, software testing assistance, equipment installation services, and training and education that McKesson will perform for a Customer pursuant to the applicable Sublicense Agreement.

“Intellectual Property Rights” means copyright rights, patent rights, trade secret rights, and any other proprietary rights in or to intangible property recognized in any jurisdiction in the world, now or hereafter existing, whether or not registered or registerable.

“Low” priority Defect means that a Defect is primarily cosmetic in nature or produces minimum confusion.  This includes spelling errors, screen presentation problems, or rare, inconsistent presentations.  The Correction to such Low priority Defects will vary by issue and shall be included in the next release as appropriate.

“McKesson Software” means the McKesson software products and/or third-party software in object code form only, and related Documentation, including any corrections and enhancements thereto that McKesson provides or otherwise makes available to Customers.

“Medium” priority means that a Customer has identified a Defect in the Vital Software, and a means of working around the reported Defect does exist within the Vital Software. The Correction of these Medium priority Defects shall be included in the next Release of the Vital Software, and may include such workaround.

“New Release(s)” means all modifications, revisions, Enhancements, Corrections or replacements for Vital Software and related Documentation which Vital has agreed to provide pursuant to this Agreement or which Vital makes Generally Available to its customers in general from time to time at no additional license fee.

“Major New Release” means a New Release that contains significant upgrades to the Vital Software including major changes of technical architecture and/or support for significant new business functions and is made Generally Available by Vital.

“Royalty(ies)” means an amount, calculated in US Dollars, more specifically defined in Exhibit C. which is due Vital for each Sublicense of the Vital Software.

“Services” means, individually or collectively, Implementation Services, Software Maintenance Services, and any other services that either party provides to the other party or a McKesson Customer pursuant to this Agreement or a Sublicense Agreement.

“Software Maintenance Services” means corrections of Software or Documentation due to Defects in the Vital Software or Documentation, as applicable, improvements to existing functionality provided by Vital, as well as the provision of verification, diagnosis, and repair of Defects or the development of effective workarounds for problems that cannot be resolved immediately.

“Source Code” means the statements that define the Vital Software functions which, when assembled or compiled become the executable code of the Vital Software and includes both the human-readable and machine-readable form; however, it shall not include the source code for any third party software contained in the Vital Software.

“Sublicense” means a non-exclusive, non-transferable right granted by McKesson to a McKesson Customer (and all permitted users) under a Sublicense Agreement to use an object code copy of the Vital Software in conjunction with a license to use an object code copy of McKesson Software.

“Sublicense Agreement” means the terms and conditions pursuant to which McKesson Customer(s) will be licensed to use Vital Software pursuant to this Agreement.

“Technical Support” means all reasonable technical support and consultation from Vital’s support hotline (“Hotline”) to assist McKesson in the resolution of problems with the Vital Software, Defects (see Sub-Section 2.7.2 for specific obligations to correct Defects), and/ or bugs in the Vital Software encountered by McKesson or McKesson Customers in the operation, configuration, implementation and support of Vital Software.  McKesson shall contact the Hotline in writing by email, Monday through Friday, from 8:00 am to 6:00 pm EST.  Such Technical Support shall include appropriate efforts to verify and provide a Correction for Defects in the Vital Software depending on the severity and priority of the Defect defined herein as “Critical”, “High”, “Medium” or “Low”.

“Territory” means the geographical area and territories in which McKesson may market, sublicense and distribute Vital Software to the Target Market as part of an offering to Customers of McKesson’s otherwise separate application software.  For the purposes of this Agreement, the Territory shall be worldwide.

Value Added Reseller Agreement	Vital Images, Inc.
PROPRIETARY AND CONFIDENTIAL TO	June 16, 2003
VITAL MEDICLA IMAGING COMPANY.

EXHIBIT B

VITAL SOFTWARE

Vitrea® 2 3D Software

EXHIBIT C

ROYALTIES,

FEES FOR MAINTENANCE SERVICES, AND

OTHER SERVICES AND COSTS

I.                                         ROYALTIES FOR VITAL SOFTWARE

McKesson will pay license fees to Vital equal to *% of Vital’s list price for software licenses.

Vital will continuously advise McKesson of the Vital software list prices via an electronic quotation model via an MS Excel file delivered to McKesson electronically.

II.                                     FEES FOR MAINTENANCE SERVICES

For each Software License that McKesson receives payment for maintenance and technical support services, McKesson will pay Vital the Fees for Maintenance Services.  The Fees for Maintenance Services in the first year is included in the software royalty.  The annual Fees for Maintenance Services payable by McKesson for subsequent years of each Software License will be payable in advance and due on April 1st of each year during the Agreement.

The annual Fees for Maintenance Services payable by McKesson for the first year of each Software Licensee for which McKesson is required to pay such a fee, will be prorated based on the number of complete months remaining in the year commencing 1st April preceding the Effective Date of the Software License.  For example, if the Software License is executed on or with effect from October 1, 2003, the annual Fees for Maintenance Services payable by McKesson for the period October 1, 2004 through March 31, 2005 will be calculated by multiplying the Fees for Maintenance Services by 0.5 (6 months/12 months) and added onto the Fees for Maintenance Services payable on April 1st, 2005.

The Fees for Maintenance Services payable to Vital shall be an amount equal to *% of the aggregate amount of Fees for Maintenance Services invoiced by McKesson for so long as McKesson is obligated to provide maintenance services to its Customers.

III.                                 OTHER SERVICES AND CHARGES

Initial Training For Core Vital Personnel.  Vital should make available the following training sessions for McKesson employees free of charge as follows:

Basic Training/Immersion Training.  Vital shall make available Basic Training and Immersion Training in the functionality of the Vital Software available to a maximum of 3 designated McKesson employees.  The initial Immersion Training shall be held on site at Vital offices in Plymouth, Minnesota.  Such Basic Training and Immersion Training shall be provided as soon as reasonably possible following the Effective Date of this Agreement at a mutually agreed upon time.

Sales Training.  Vital shall make available training sessions dedicated to sales positioning and how to perform demonstrations of the Vital Software, geared towards the McKesson Sales force.  Such Sales Training shall be provided as soon as reasonably possible following the Effective Date of this Agreement at a mutually agreed upon time and place.

Ongoing Training.  Vital will provide two additional sessions of the Basic Training and the Immersion Training for a maximum of 3 McKesson employees per session within six (6) months following the Effective Date of this Agreement at dates and locations to be mutually agreed.  Following the Initial Training and the two additional sessions, McKesson shall pay a fee for any additional employee training or re-training at Vital’s then-current consulting and training rates.

Release Training.

Vital shall provide a training session for a maximum of 3 McKesson employees per session at no charge for each Major New Release of the Vital Software at a mutually agreed upon location and time.

All Other Services

All other services not specified in this agreement to be provided free of charge shall be invoiced at the current rates:

Standard Labor Rate	(Monday-Friday, 9 to 5)	US$ * per hour

Extended Hours	(beyond standard, excluding holidays)	US$ * per hour

Statutory Holidays		US$ * per hour

For the purpose of installation support for the first three (3) customer installations, a discount of *% will be applied to the above rates.

Expense Reimbursement

McKesson shall reimburse Vital for all travel and lodging expenses incurred by Vital under this Agreement in accordance with McKesson’s Travel Policy as set forth in Exhibit E below.

* The material has been omitted pursuant to a request for confidential treatment and the material has been filed separately with the Office of the Secretary of the Securities and Exchange Commission.

EXHIBIT D

DELIVERY OF VITAL SOFTWARE

For Vital Software:

Initial Delivery.  Vital shall deliver to McKesson a “gold master” copy of the most recent version of Vital Software and Documentation (unless McKesson specifies a different available version) for use by McKesson in accordance with the terms and conditions of this Agreement within fifteen (15) days after the Effective Date.

New Releases.  Vital shall deliver to McKesson, at no additional charge and within 10 (10) business days after general availability by Vital an updated “gold master” copy of New Releases, Major New Releases, Enhancements and Documentation for use by McKesson as permitted by Sub-Section 2.1 of this Agreement.

Customer Delivery.  McKesson shall deliver the Vital Software to Customers subject to a Sublicense Agreement.  McKesson shall be responsible for installation and implementation at Customer sites.  McKesson may copy Vital Software to electronic media for delivery or may deliver Vital Software and Documentation via electronic interchange.

EXHIBIT E

2001 MCKESSON CORPORATE TRAVEL POLICY
TRAVEL POLICY, PROCEDURES, AND EXPENSE REIMBURSEMENT GUIDELINES

A.                                    Air Travel - The Company will reimburse all business air travel as long as such travel is at the lowest cost available airfare, short of endangering the reason for the trip or the business needs dictated by a customer.  The guidelines surrounding our travel policy are as follows:

The lowest available airfare, regardless of penalties or restriction, must be utilized by anyone traveling at the expense of McKesson.  Any tickets being requested within 7 days of travel requires the prior approval of the McKesson contact established pursuant to Sub-Section 3.2.5 of the Agreement.

B.                                    Lodging.  The Company will pay only actual room rental costs supported by the hotel bill for each day that lodging away from home is required for business reasons.  Hereafter, the standard hotel will be Marriott Courtyard-type lodging for all business-related travel.

C.                                    Car Rentals.  The Company will reimburse car rentals only when other means of transportation are unavailable, more costly, or impractical.  The use of a rental car must be justified as a business need and not as a matter of personal convenience.  The use of intermediate or full-size cars is acceptable only when two or more employees are traveling together and sharing the rental car, or when it is necessary to have a larger vehicle for carrying clients or equipment.

D.                                    Other Transportation

Personal Car - The Company prefers travel through use of public transportation, but an employee’s automobile should be used when other transportation is unavailable or economy can be realized.  The Company will reimburse the employee at the rate of .31 cents per mile over and above the normal commute, plus parking and tolls, for authorized business use of personal cars.  The normal commute includes an employee’s drive to his/her office, or FM site, if located in the same city in which the employee resides.

Taxis and other Out of Town Transportation - The cost of a taxi to and from places of business, hotels, or airports in connection with business activities is reimbursable.  Use of taxis is authorized only when more economical services (hotel vans, shuttles, etc.) are not available.  Employees are encouraged to utilize public transportation whenever feasible.  Receipts are required for all transportation expenses.

II.                                     MEALS

The Company will reimburse employees for meal expenses (breakfast, lunch, and dinner) actually incurred, providing such expenses are reasonable and appropriate.  The suggested costs below should provide a guideline to employees as to what the Company feels is fair and reasonable, but in no event should the total exceed $40.00 per day:

Breakfast	$8.00

Lunch	$12.00

Dinner	$20.00

III.                                 OTHER REIMBURSABLE EXPENSES

A.                                    Telephone Expenses

1.               Business - The Company will pay charges for local and long-distance business calls made outside a Company office, provided the calls are supported by a listing, hotel bill, or telephone bill.  All domestic long distance telephone calls should be placed through AT&T.

2.               Personal - The Company will pay charges for personal long distance calls when the employee is away from home for business reasons.  These should be limited to one ten-minute call a day.  In order to maximize the savings potential employees should place personal calls through AT&T.

B.                                    Tips and Gratuities.  The Company will pay for reasonable tipping and gratuities:

•                  up to 20% of the total restaurant bill

•                  $1 per bag porterage

•                  up to 15% of the total cab fare

C.                                    In-Town Expenses. When traveling within his/her headquarters city, an employee may expense charges for local transportation if required for business purposes and when authorized.  Whenever public transportation is not used, claims for taxis, private limousines, and personal car mileage should be separated, claimed, and explained, showing the purpose of the trip and the itinerary.

EXHIBIT F

SOFTWARE SUPPORT AND MAINTENANCE SERVICES

1.0                                 Software Support by MCKESSON - VITAL and MCKESSON acknowledge and agree that initially, MCKESSON shall obtain assistance from VITAL in order to provide software services, including support and maintenance directly to MCKESSON customers.  MCKESSON shall provide problem triage and “first call” maintenance services.

1.1                                 Problem Triage by MCKESSON.  MCKESSON shall accept the first call from Customers and triage the incoming calls in an effort to determine whether the reported problem relates to MCKESSON products or the Licensed Products.  If MCKESSON determines that the reported problem relates to the MCKESSON Products, the problem shall be handled by MCKESSON’S standard maintenance practices.  If MCKESSON determines that the reported problem relates to the Licensed Products, then MCKESSON shall refer the call to VITAL, and provide VITAL with the customer contact information and such diagnostic information as MCKESSON may have at that time.

1.2                                 Vital and McKesson acknowledge that the intent over time is to have McKesson assume the levels of support that Vital will initially provide, as described in 2.0 below.

2.0                                 Software Maintenance by VITAL.  At the start of this Agreement, VITAL shall provide, at no extra charge, the following maintenance services in the form of software upgrade and support of the Licensed Products to MCKESSON as described herein:

2.1                                 Level One Support:  If MCKESSON has referred the customer problem to VITAL, VITAL shall determine whether the problem is due to a misunderstanding of the documentation or improperly functioning hardware.  If the problem is due to a misunderstanding of the documentation or improperly functioning hardware, VITAL’s support analysis will assist the customer in resolving the problem.

2.2                                 Level Two Support:  If the problem is not due to a misunderstanding by the customer of the documentation or improperly functioning hardware, VITAL’s support analysis shall make a reasonable effort to duplicate the problem on VITAL’s internal version of the Licensed Product and work directly with the Customer to provide solutions to the problem.

2.3                                 Level Three Support:  VITAL shall use all commercially reasonable efforts to promptly rectify any problem with the Licensed Products when MCKESSON gives notice and reasonable documentation to VITAL of a problem which results in the Licensed Products not being in substantial conformance to the documentation in Exhibit D and such problem requires VITAL to fix or modify the source code to the Licensed Products.

2.4                                 Replacement Copies:  In the event that MCKESSON’s master copy of the Licensed Product is lost or destroyed, VITAL shall provide MCKESSON with a replacement master copy of the Licensed Product, a copy of which will be provided to the customer at no additional license charge.

2.5                                 Products Supported:  Software maintenance services shall be provided for the release of the Licensed Products integrated with a commercially available MCKESSON Product during the Warranty Period.  In the event that MCKESSON requests software maintenance services from VITAL and the cause of the reported problem is substantially determined by VITAL to be the result of the use of a release of the Licensed Products which is no longer supported, or modifications made to the Licensed Product by persons other than VITAL, or a malfunction in a MCKESSON Product, computer hardware or other software or abnormal operating conditions or accidental damage to the Licensed Products (electrical or otherwise), then MCKESSON shall pay VITAL on a time and materials basis for the performance of those services.

2.6                                 Telephone Availability:  VITAL shall provide reasonable telephone support for the Licensed Product, during the Warranty Period, between the hours of 8:00 a.m. and 5:00 p.m. Central Time, excluding weekends and holidays, to MCKESSON’s customers and designated support personnel.

2.7                                 Single Designated Site:  VITAL shall provide Telephone support services to a single site of MCKESSON to be designated by written notice from MCKESSON to VITAL.  The location of the designated site may be changed upon 14 days prior written notice by MCKESSON to VITAL.

EXHIBIT G

PHASED INTEGRATION PLAN OF LICENSED PRODUCTS

Phase 1     Integration of the McKesson Software and Vital Software will be performed at the DICOM communication level only, whereby query and retrieval of data will be via the DICOM standard.  It is envisioned that the McKesson Software and Vital Software will reside on separate computers in this phase.

Phase 2     Integration of the McKesson Software and Vital Software will be beyond Phase 1 to include Vital Software access to the McKesson Software database for improved performance.  It is envisioned that the McKesson Software and Vital Software will reside on separate computers in this phase.

Phase 3     Integration of the McKesson Software and Vital Software will be beyond Phase 2 to include harmonized User Interfaces and seamless function calls between the two.  It is envisioned that the McKesson Software and Vital Software will reside on the same computer in this phase.

EXHIBIT H

Vital Images Guidelines for Trademark Usage

I.  Vital Images Logo

Components

The Vital Images logo is a single item consisting of a “V” symbol and company name.  Individual parts should not be used separately.  In particular, the name always needs to be centered directly beneath the symbol.

Color

The Vital Images logo is represented in three colors.  The “V” is Pantone 187 (red), the infinity sign is Pantone 872 (metallic gold), the name “Vital Images” is black and the drop shadow is a 50% grey.

The logo can be used in shades of grey.  For use on a dark background, the black can be reversed out to white with Pantone 187 (red) and Pantone 872 (metallic gold) remaining constant.

When necessary, it is acceptable to replace the Pantone 872 (metallic gold) with Pantone 117 (yellow) in printed collateral materials.

Font

The Vital Images font is Berling Bold.

Usage

The Vital Images logo can appear on various media.  Suggestions include placing the logo on Web pages, fact sheets, sales collateral, tradeshow signage and slide presentations.

All materials using the logo must be submitted to Vital Images for approval prior to publication or usage.

Size

The logo should be reproduced in a size proportionate to surrounding elements.  However, it should never be reduced to an illegible size.

Availability

The logo can be reproduced directly from the specification sheet.  Additional sheets can be obtained from the Vital Images Marketing Department.

Authorization

The Vital Images logo may be utilized for so long as a valid agreement is in place between Vital Images and McKesson.  McKesson acknowledges and agrees that it shall receive no rights of ownership in or to the logo or other Vital Images trademarks as a result of such use.  Usage of and all pre-printed materials containing the logo shall cease upon termination of the underlying agreement between Vital Images and McKesson.

II.  Vitrea® Product Name

Components

Vitrea® is a registered trademark of Vital Images, Inc.  The product name should appear as Vitrea® 2.  Vitrea is capitalized, followed by a registered trademark symbol in superscript, then a space and the number “2”.

Color

Vitrea®2 can appear in black, Pantone 187 (red) or Pantone 872 (metallic gold).

Font

The font used for Vitrea® 2 is Berling Italics.  In written documentation, such as a Microsoft Word document, it can appear in a standard Times New Roman font.

Usage

Vitrea® 2 can appear on various media.  Suggestions include placing the product name on Web pages, fact sheets, sales collateral, tradeshow signage, slide presentations.  After the first usage of Vitrea® 2 in a document, it is acceptable to refer to the product simply as Vitrea.

All materials using the logo must be submitted to Vital Images for approval prior to publication/usage.

Size

The Vitrea® 2 product name should never be reduced to an illegible size.

Authorization

The Vitrea® 2 product name may be utilized for so long as a valid agreement is in place between Vital Images and McKesson.  McKesson acknowledges and agrees that it shall receive no rights of ownership in or to the product name or other Vital Images trademarks as a result of such use.  Usage of and all pre-printed materials containing the Vitrea® 2 product name shall cease upon termination of the underlying agreement between Vital Images and McKesson.

III.  Specification Form